SMART GLASS COMPANY RESEARCH FRONTIERS LICENSES
            PITTSBURGH GLASS WORKS
  TO MAKE SPD-SMART AUTOMOTIVE SUNROOFS AND WINDOWS


PITTSBURGH, PA and WOODBURY, NY, October 6, 2008
Pittsburgh Glass Works (PGW) has acquired a license from Research Frontiers Inc. (Nasdaq: REFR), the developer and licensor of SPD-Smart(tm) light-control film technology. The worldwide non-exclusive license grants PGW the right to manufacture and sell SPD-SmartGlass(tm) automotive glass products utilizing Research Frontiers' patented light-control technology, including smart sunroofs, roof glass systems, and windows. PGW was formerly the automotive glass business of PPG Industries and is North America's largest producer of automotive glazing.

When integrated with glass or plastic sunroofs, roof systems, windshields, side and rear windows, and other vehicle glazings, SPD-Smart film gives users the ability to rapidly, precisely and uniformly control the amount of light, glare and heat entering the vehicle.

SPD-Smart vehicle glazings provide greater security due to on-demand privacy capability. They also provide increased passenger comfort, and protect passengers and interiors from heat and harmful ultraviolet radiation. SPD-Smart technology empowers users by offering rapid, real-time control over the environment to suit one's preference or requirements.

SPD-Smart glass is tunable manually or automatically to any level of light transmission between clear and extremely dark, and is capable of blocking over 99.5% of visible light. All of this is done rapidly and uniformly regardless of the size of the
window   advantages that other smart window technologies
cannot offer.

Dick Heilman, Vice President, Marketing and R&D, Pittsburgh Glass Works, LLC commented: "PGW has introduced numerous technological and energy-efficient innovations into the automotive glass market. SPD-Smart light control technology will enable us to develop the variable light control windows and roof systems our customers are demanding. We also are excited about combining SPD-Smart technology with our other innovative technologies to produce smart glass products with extraordinary performance."

Joseph M. Harary, President of Research Frontiers, noted: "We are pleased that PGW approached us for a license. We have been monitoring each other's progress and we admire their approach to innovation and the work that they have done to introduce greater functionality and energy-efficiency to automotive glass. They are not only a worldwide leader in automotive glass products generally, but they are also on the leading edge of advanced glass products. This positions them very well to supply their customers with SPD-Smart products that could also include other advanced and complementary
PGW technologies."

More vehicles are equipped with sunroofs, and auto makers are introducing larger sunroofs, glass roof panels, and all-glass roof systems in their vehicles. Worldwide automotive sunroof sales are expected to exceed 18 million units in 2008, and grow to over 110 million square feet by 2010. Customers for these products are interested in increased functionality including variable light transmittance and improved solar control.

About Pittsburgh Glass Works

Pittsburgh Glass Works (PGW) supplies automotive OEM windshields, rear and side windows, sunroofs and assemblies for auto and truck manufacturers, and it supplies and distributes replacement automotive glass products for use in the aftermarket. It also provides insurance claims services through its LYNX Services subsidiary, glass management software and internet marketing services through its GTS subsidiary, and e-business solutions through its GLAXIS offering.

Automotive glass products are manufactured and fabricated in nine North American plants located in Berea, Ky.; Creighton, Meadville and Tipton, Pa.; Crestline Ohio; Evansville, Ind.; Evart, Mich.; and Hawkesbury and Oshawa, Ont., Canada. In addition, nine satellite parts assembly plants are located throughout North America, and two LYNX Services claims management call centers in Ft. Myers, Fla. and Paducah, Ky. Combined, the businesses employ approximately 4,400 people.

For more information, visit www.pgwglass.com


About SPD Technology and Research Frontiers Inc.

Research Frontiers Inc. (Nasdaq: REFR) develops and licenses suspended particle device (SPD) technology used in VaryFast SPD-Smart controllable glass and plastic products. Benefits include dynamic control of light, glare and heat passing through many types of glazings, noise reduction, greater security for both privacy and structural integrity, and the protection of interiors and occupants from heat and harmful ultraviolet radiation. SPD technology, made possible by a flexible light-control film invented and patented by Research Frontiers, allows the user to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. This film can be used to transform into "smart" products a variety of products used every day in homes, buildings, cars, aircraft, boats, trains and motorcoaches.

SPD technology product applications include: SPD-Smart windows, sunshades, skylights and interior partitions for homes and buildings; automotive windows, sunroofs, roof systems, sunvisors, sunshades, and mirrors; aircraft and marine windows and window shades; eyewear products; and flat panel displays for electronic products.

SPD-Smart film technology was awarded a "Best of What's
New Award" from Popular Science magazine for home technology, received the 2007 North American Frost & Sullivan Award for Excellence in Technology for glass, and was also recognized as one of the top technologies by the Society of Automotive Engineers' Aerospace Engineering magazine. SPD technology is covered by over 500 patents and patent applications held by Research Frontiers worldwide. Currently 35 companies are licensed to use Research Frontiers' patented SPD light-control technology in emulsions, films, or end-products. Further information about SPD-Smart technology, Research Frontiers and its licensees can be found at www.SmartGlass.com.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward looking statements. Actual results could differ and are not guaranteed.
Any forward-looking statements should be considered accordingly. SPD-SmartTM, SPD-SmartGlassTM,
SmartGlassTM, VaryFastTM, Powered by SPDTM, The View of the Future - Everywhere You LookTM and Visit
SmartGlass.com - to change your view of the worldTM are trademarks of Research Frontiers Inc.



For further information, please contact:

Research Frontiers Inc.
Joseph M. Harary, President
Patricia A. Bryant, Manager of Investor Relations
(516) 364-1902
info@SmartGlass.com

Pittburgh Glass Works, LLC
Richard Heilman
Vice President, Marketing and R&D
(412) 820-8133
dheilman@pgwglass.com